Exhibit 4.a Amendment to the Series D 8% Subordinated Convertible Debentures.

This shall confirm our agreement to amend (the "Amendment") the Series D 8% Subordinated Convertible Debentures (the "Debentures") as set forth below. All defined terms shall have the same meanings as set forth in the Debentures, except as otherwise noted.

    The Maturity Date of the Debentures is hereby extended from December 31, 2006 to December 31, 2007.

    Paid-in-kind interest shall be paid through and including November 30, 2005. Thereafter, interest shall no longer be paid-in-kind and shall be payable on a calendar quarterly basis to the Holders. The first interest payment shall be for the month of December 31, 2005 and shall be paid on the first business day following the end of the month. Interest payments thereafter shall be paid on the first business day following the end of each calendar quarter through the Maturity Date.

    All other terms of the Debentures shall remain the same. This Amendment shall be effective November 30, 2005.

Please acknowledge your agreement to the Amendment by dating and signing below and returning the executed version to the undersigned.

CHYRON CORPORATION

By: /s/ Jerry Kieliszak
Name: Jerry Kieliszak
Title: Senior Vice President & CFO

Accepted and Agreed to this
____ day of _____________, 2005

Holder: _______________________

By: ___________________________
Name:
Title:

Debenture No. ______________